Exhibit 99.1

Investor Relations:	Media Contact:	Company Contact:
Steven Horwitz	Martijn Pierik	Scott Foster
OmniVision Technologies, Inc.	Impress Public Relations	OmniVision Technologies, Inc.
Ph: 408.542.3263	Ph: 602.366.5599	Ph: 408.542.3077
	martijn@impress-pr.com	sfoster@ovt.com
OMNIVISION REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL 2006
~ Fiscal Year 2006 Revenues Grow 27% ~
Sunnyvale, California, June 15, 2006 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading supplier of CMOS image sensors, today reported financial results for the fiscal fourth quarter and year ended April 30, 2006.
Revenue for the fourth quarter was $131.8 million, compared to $137.3 million in the third quarter of fiscal 2006, and $103.0 million in the fourth quarter of fiscal 2005. Net income in the fourth quarter was $22.5 million, or $0.39 per diluted share, compared to net income of $29.6 million, or $0.53 per diluted share, in the third quarter, and net income of $17.7 million, or $0.30 per diluted share, in the prior year period.
Revenue for the 2006 fiscal year was $491.9 million, compared to $388.1 million in fiscal 2005. Net income for the 2006 fiscal year was $89.1 million, or $1.56 per diluted share, compared to net income of $76.4 million, or $1.24 per diluted share, in fiscal 2005.
Gross margin for the fourth quarter was 36.8% compared to 40.3% the third quarter. The decrease in gross margin in the April quarter was primarily the result of a product mix shift toward lower-margin VGA products. During the quarter, the Company booked additional provisions for excess and obsolete inventory of approximately $3.1 million. Revenue from the sale of previously reserved inventory was $1.2 million.
The Company ended the period with cash, cash equivalents and short-term investments totaling $354.5 million.
“We are delighted to conclude our 2006 fiscal year by posting another quarter of strong year-over-year growth,” said Shaw Hong, OmniVision’s president and chief executive officer. “During the fiscal year, we were able to take advantage of a strong demand environment with our customers enjoying the benefits of sensors made on our OmniPixel architecture. We also took the next step forward by introducing our OmniPixel2 architecture, which enabled the world’s first 2 megapixel sensor on a 1/4 inch form factor. Going forward, we expect this technology will be the basis for the majority of our new products.”
“With multiple design wins in both mainstream and advanced product markets, we anticipate a return to solid sequential growth in the July quarter, throughout the second half of calendar 2006 and beyond,” concluded Hong.

The unit volume of OmniVision’s image sensors shipped in the quarter increased 15.8% sequentially to over 48 million, in part due to volume growth in VGA sensors sold to an increasing number of mobile handset customers based in emerging markets in Asia.
OmniVision is leading the industry’s transition to 2 megapixel products with its quarter-inch solution, which will begin shipping during the second half of the July quarter. Additionally, the Company is currently ramping its production of ultra thin VGA and 1.3 megapixel sensors to meet increasing demand in the handset market.
Also during the fourth quarter, OmniVision continued to achieve success in several emerging advanced products markets. The Company announced its first design win for a lane departure warning system for the automotive market. Building on its success in video game consoles, OmniVision extended its reach into board games and other toys, and the Company continues to make progress in multiple medical market opportunities. An example of this opportunity was a recent demonstration at the 2006 Digestive Disease Week conference of a single-use camera device designed to improve identification of polyps in colonoscopy procedures.
Outlook
Based on current trends, the Company expects fiscal first quarter 2007 revenue will be in the range of $135-$145 million. To be comparable with previously reported periods, excluding the estimated expense and related tax effects associated with stock-based compensation in accordance with FAS123(R), the Company expects earnings will be in the range of $0.38 to $0.43 per share. The Company will adopt FAS123(R) in the July quarter, and expects GAAP earnings will be between $0.27 and $0.34 per share.
Conference Call
OmniVision Technologies will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. This conference call may be accessed by dialing 866-277-1184 or 617-597-5360 and indicating passcode 95088364. The call can be accessed via a webcast at www.ovt.com.
A replay of the call will be available approximately one hour after the call and last for seven days. To access this replay, dial 617-801-6888 and enter passcode 93732224. A Web replay will be available for approximately 90 days at www.ovt.com.
About OmniVision
OmniVision Technologies designs and markets high-performance semiconductor image sensors. Its OmniPixel™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com.
OmniVision, CameraChip, and OmniPixel are trademarks of OmniVision Technologies, Inc.
Safe Harbor Statement

Certain statements in this press release, including statements relating to the Company’s expectations regarding its OmniPixel2 architecture becoming the basis for the majority of its new products, its anticipated growth throughout calendar 2006, the timed shipment of certain of its products, its ability to meet the increasing demand of the handset market, and revenue and earnings per share for the quarter ending July 31, 2006. These forward-looking statements are based on management’s current expectations, and important factors could cause actual results to differ materially from those in the forward-looking statements. These important factors include, without limitation, competition in current and emerging markets for image sensor products, including pricing pressures; the Company’s ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phone, digital still cameras and automobile manufacturers; wafer manufacturing yields and other manufacturing processes; the Company’s ability to accurately forecast customer demand for its products; the development, production, introduction and marketing of new products and technology; the potential loss of one or more key customers or distributors; the continued growth and development of current markets and the emergence of new markets in which the Company sells, or may sell, its products; the acceptance of the Company’s products in such current and new markets; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent annual report filed on Form 10-K, and its most recent quarterly report filed on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.
Use of Non-GAAP Financial Information
To supplement our outlook, we use a non-GAAP measure of future earnings per share which excludes stock-based compensation and related tax effects to allow for a better comparison of results in the July quarter to those in prior periods that did not include FAS 123(R) stock-based compensation. We believe the non-GAAP measure that excludes stock-based compensation and related tax effects enhances the comparability of results against prior periods. Estimating stock-based compensation expense and the related tax effects for a future period are subject to inherent risks and uncertainties, including, but not limited to the Company’s stock price and the number of option exercises and sales during the quarter. In addition, we intend to use this non-GAAP financial measure for internal management purposes, when publicly providing our business outlook and as a means to evaluate period-to-period comparisons. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, the financial measure prepared in accordance with GAAP.
OMNIVISION TECHNOLOGIES, INC.
RECONCILIATION OF GUIDANCE FOR NON-GAAP FINANCIAL MEASURE TO
PROJECTED GAAP EARNINGS PER SHARE
(unaudited)

Three Months Ending July 31, 2006
	Non-GAAP			GAAP
	Range of Estimate			{Range of Estimate
	From	To	Adjustment	From	To
Earnings per share	$0.38	$0.43	$(0.11) to $(0.09)(1)	$0.27	$0.34

(1)	Reflects estimated adjustment for expense and related tax effects associated with stock-based compensation in accordance with FAS 123(R).

OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 30,	April 30,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$240,227	$170,457
Short-term investments	114,278	124,258
Accounts receivable, net	65,916	59,740
Inventories	54,973	58,429
Refundable and deferred income taxes	1,708	5,402
Prepaid expenses and other current assets	9,158	2,542

Total current assets	486,260	420,828

Property, plant and equipment, net	38,010	19,342
Long-term investments	18,673	6,814
Goodwill	4,892	4,892
Intangibles, net	26,245	26,414
Other non-current assets	3,189	1,543

Total assets	$577,269	$479,833

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	42,770	26,081
Accrued expenses and other current liabilities	21,351	14,196
Accrued income taxes payable	52,406	32,313
Deferred income	6,329	5,483
Current portion of capital lease obligations	152	—

Total current liabilities	123,008	78,073

Long-term liabilities:
Capital lease obligations, less current portion	308	—
Deferred tax liabilities	4,033	9,347

Total long-term liabilities	4,341	9,347

Total liabilities	127,349	87,420

Minority interest	27,113	2,315

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 59,744 issued and 53,874 outstanding at April 30, 2006 and 57,634 shares issued and outstanding at April 30, 2005, respectively	60	58
Additional paid-in capital	285,112	263,102
Accumulated other comprehensive income (loss)	1,092	(25)
Treasury stock, 5,870 shares at April 30, 2006 and zero shares at April 30, 2005	(79,568)	—
Retained earnings	216,111	126,963

Total stockholders’ equity	422,807	390,098

Total liabilities, minority interest and stockholders’ equity	$577,269	$479,833

OMNIVISION TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2006	2005	2006	2005
Revenues	$131,829	$102,986	$491,926	$388,062
Cost of revenues	83,266	65,857	310,250	231,508

Gross profit	48,563	37,129	181,676	156,554

Operating expenses:
Research and development	11,679	7,325	40,572	25,494
Selling, general and administrative	10,245	7,192	35,320	29,012

Total operating expenses	21,924	14,517	75,892	54,506

Income from operations	26,639	22,612	105,784	102,048
Interest income, net	2,604	1,469	8,949	4,218
Other income (expense), net	(323)	444	933	(173)

Income before income taxes and minority interest	28,920	24,525	115,666	106,093
Provision for income taxes	5,784	6,867	23,133	29,706
Minority interest	603	—	3,385	—

Net income	$22,533	$17,658	$89,148	$76,387

Net income per share:
Basic	$0.42	$0.31	$1.64	$1.35

Diluted	$0.39	$0.30	$1.56	$1.24

Shares used in computing net income per share:
Basic	53,529	57,251	54,268	56,688

Diluted	57,229	59,819	56,958	61,566